Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data)
Explanatory Note: The disclosures contained in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” originally included as part of the Annual Report on Form 10-K for the year ended December 31, 2008 filed by Avatar Holdings Inc. on March 16, 2009 with the Securities and Exchange Commission (the “2008 Form 10-K”), are amended as set forth in this Exhibit 99.2 to reflect the retrospective application of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in Exhibit 99.3.
     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our audited consolidated financial statements and accompanying notes included elsewhere in this document.
FORWARD-LOOKING STATEMENTS
     Certain statements discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 8-K constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, those contained under the caption “Risk Factors” in Item 1A of our 2008 Form 10-K.
OVERVIEW
     We are engaged in the business of real estate operations in Florida and Arizona. Our residential community development activities have been adversely affected in both markets, bringing development of our active adult and primary residential communities to their lowest level in several years. We also engage in other real estate activities, such as the operation of amenities, the sale for third-party development of commercial and industrial land and the operation of a title insurance agency, which activities have also been adversely affected by the current economic downturn.
     Our assets consist primarily of real estate in the states of Florida and Arizona. As of December 31, 2008, we owned more than 16,700 acres of developed, partially developed or developable residential, commercial and industrial property. Some portion of these acres may be developed as roads, retention ponds, parks, school sites, community amenities or for other similar uses.
     Within Florida and Arizona we also own more than 15,000 acres of preserves, wetlands, open space and other areas that at this time are not developable, permitable and/or economically feasible to develop, but may at some future date have an economic value for preservation or conservation purposes.
     While we have curtailed our homebuilding operations, our business is still capital intensive and requires expenditures for land and infrastructure development, housing construction, and working capital, as well as potential development opportunities.
     Throughout 2008, market conditions in the homebuilding industry resulted in declining home prices, increased foreclosures, and depressed home sales. These market conditions resulted in higher than historical cancellations and declining sales contracts for Avatar. During 2008, our sales contracts, net of cancellations declined 58.7%, compared to 2007.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
     During the fourth quarter of 2008, the market for homes in the geographic areas in which our developments are located was severely and negatively impacted by the dislocations in the financial markets and the collapse or near collapse of major financial institutions. Unemployment has increased significantly and consumer confidence has continued to erode. In the geographic areas in which we conduct our real estate operations, there has been a significant increase in the number of homes for sale or available for purchase or rent through foreclosures or otherwise. The price points at which these homes are available have put further downward pressure on our margins. During the fourth quarter of 2008, most of our sales contracts have been signed at selling prices that have resulted or will result in losses upon closing when factoring in operating costs such as sales and marketing and divisional overhead. During the fourth quarter of 2008, we recorded impairment charges of $5,168 for housing communities relating to homes completed or under construction.
     During the fourth quarter of 2008, we entered into two transactions with unaffiliated third parties providing for the formation of LLCs; and subsequently sold developed and partially-developed land to each of the newly formed LLCs. We also acquired a minority ownership interest in each of the LLCs and share in the management of each of the LLCs. These transactions generated aggregate sales proceeds to Avatar of approximately $7,847 on assets with an aggregate book value of approximately $29,334. We invested approximately $1,626 to acquire equity interests in these LLCs. In addition, during the fourth quarter of 2008, a LLC in which we own a 50% interest sold all of its real estate assets. These transactions generated a pre-tax loss of approximately $29,000.
     We evaluate our Land and Other Inventories for impairment on a quarterly basis. During the fourth quarter of 2008, our assessment resulted in impairment charges of $51,898, which included $5,168 in impairment charges for housing communities relating to homes completed or under construction and $46,730 in impairment charges for land developed and/or held for future development or sale. Also during 2008, we recorded impairment charges relating to the Poinciana Parkway of $30,228 of which $3,000 occurred during the fourth quarter of 2008.
     On March 27, 2008, we amended our unsecured credit agreement which resulted in a reduction in the amount of the facility from $125,000 to $100,000 (the facility is expandable up to $150,000 subject to certain conditions and lender approval). As of December 31, 2008, we had borrowings of $56,000 outstanding under the Amended Unsecured Credit Facility and had letters of credit totaling $18,708 of which $17,226 were financial/maintenance letters of credit and $1,482 was a performance letter of credit. Under the Amended Unsecured Credit Facility, performance letters of credit do not count against our availability for borrowing. On November 7, 2008, Franklin Bank SSB, one of the participating financial institutions in the Amended Unsecured Credit Facility, was closed by the Texas Department of Savings and Mortgage Lending and the Federal Deposit Insurance Corporation (FDIC) was named receiver. Franklin Bank is a 20% participant in the Amended Unsecured Credit Facility. During December 2008, we requested funding from Franklin Bank which we did not receive. Therefore, it is our assumption that Franklin Bank will no longer participate in our Amended Unsecured Credit Facility, and our availability is $6,774 as of December 31, 2008.
Fiscal Year 2009 Outlook
     During 2008, our homebuilding results reflect the continued deterioration of conditions in the Florida and Arizona housing markets characterized by record levels of new and existing homes available for sale, reduced affordability and diminished buyer confidence. The number of foreclosure sales as well as investor-owned units for sale, the tightening of mortgage underwriting standards, the increase in foreclosures and pending foreclosures, the availability of significant incentives, the difficulty of potential purchasers in selling their existing homes at prices they are willing to accept and the significant amount of standing inventory continue to adversely affect both the number of homes we are able to sell and the prices at which we are able to sell them. As a result, our communities continue to experience lower traffic, significant cancellations, higher incentives and lower margins as compared to prior years.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
     As a result of the worsening credit market, we have experienced additional tightening of the availability of mortgage financing for buyers in our communities, a rise in foreclosures and anticipated foreclosures and substantially higher delinquencies on homeowner association and club membership dues. Our profits on the sale of homes and the number of homes we sell continue to decline as we offer lower prices and higher discounts to meet competitive pricing and declining demand. During the fourth quarter of 2008, most of our sales contracts have been signed at selling prices that have resulted or will result in losses upon closing when factoring in operating costs such as sales and marketing and divisional overhead. During the fourth quarter of 2008, we recorded impairment charges of $5,168 for housing communities relating to homes completed or under construction. We believe that housing market conditions will continue to be difficult and may deteriorate further into 2009. Demand for, and values of, commercial, industrial and other land has decreased significantly.
     Additionally, for 2008 we incurred operating losses from our homebuilding business, excluding impairment charges. While the level and duration of the downturn cannot currently be predicted, we anticipate that these conditions will continue to have an adverse effect on our operations during 2009. We anticipate such operating losses for 2009 will be greater than such losses incurred during 2008. We believe that we have sufficient available cash to fund these losses for 2009.
     We have taken steps to decrease operating expenses including the consolidation of field operations and a reduction of staff. Since December 31, 2005, we reduced our headcount by 58% to 245 full-time and part-time employees (almost half of whom are support staff for amenity operations and maintenance) from 585 full-time and part-time employees.
     We continue to manage Avatar and its assets for the long-term benefit of our shareholders. We remain focused on maintaining sufficient liquidity. We continue to carefully manage our inventory levels through curtailing land development, reducing home starts and reducing prices of completed homes. Our strategy also includes the monetization of commercial and industrial land from our holdings, and the possible sale of certain residential land to bring forward future cash flows from what would otherwise constitute long-term residential developments.
Residential Real Estate
     Revenues and sales data derived from primary and active adult homebuilding operations for the years ended December 31, 2008, 2007 and 2006 are summarized under “Results of Operations.”
Residential Community Development
     Active Adult Communities
     Our active adult communities of Solivita and Solivita West are located in Poinciana, Florida, approximately 21 miles south of Orlando and 20 miles from Walt Disney World. At Solivita and Solivita West, we have developed approximately 126,000 square feet of recreation facilities including a recently-completed 19,000 square foot clubhouse. These communities contain a fitness center, a golf clubhouse, restaurants, arts and crafts rooms, a café, other meeting and ballroom facilities, and two 18-hole golf courses. The community’s active park houses a variety of sporting and games facilities, including an official softball field, half-court basketball court, pickleball courts and tennis courts.
     Solivita opened during the second quarter of 2000. During December 2004, we commenced the development of an expansion of Solivita, Solivita West, on 907 acres of land in Poinciana acquired in 2003. Sales of single-family units commenced during the first quarter of 2005 and closings commenced during 2006.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
     From inception, we have closed 3,302 homes in Solivita and Solivita West, and approximately 5,700 individuals resided in the communities as of December 31, 2008.
     Due to the decline in demand, we have significantly curtailed development and construction of homes in Solivita and Solivita West.
     During 2008, we signed 76 contracts, net of cancellations, at Solivita and Solivita West, with net sales value of approximately $17,665 (see “Results of Operations”).
     Primary Residential Development
     Due to the decline in demand, we have significantly curtailed development and construction of homes in our primary communities, both on scattered lots and on contiguous parcels as part of planned communities, in Florida and Rio Rico, Arizona. Our primary residential developments are located at Poinciana and Bellalago in central Florida near Orlando; Terralargo in Lakeland, Florida; and at Rio Rico, south of Tucson, Arizona. Additionally, we have other residential communities which are in various stages of planning and development.
Poinciana Parkway and Toll Road
     In December 2006, we entered into agreements with Osceola County, Florida and Polk County, Florida for us to develop and construct at our cost a 9.66 mile four-lane road in Osceola and Polk Counties, to be known as the Poinciana Parkway (the “Poinciana Parkway”). The Poinciana Parkway is to include a 4.15 mile segment to be operated as a private toll road. Except for the toll road, the Poinciana Parkway will be owned, maintained and operated by the Counties upon completion. We have acquired right-of-way and federal and state environmental permits necessary to construct the Poinciana Parkway. In July 2008 and August 2008, we entered into amended and restated agreements with Osceola County and Polk County, pursuant to which construction is to be commenced by February 14, 2011. Construction is to be completed by December 31, 2011 subject to extension for Force Majeure. We have notified the Counties that the completion date has been extended to August 31, 2012 due to Force Majeure related to the economic downturn. We advised the Counties that the current economic downturn has resulted in our inability to: (i) conclude negotiations with potential investors; or (ii) obtain financing for the construction of the Poinciana Parkway.
     Our estimate of the right-of-way acquisition, development and construction costs for the Poinciana Parkway approximates $175,000 to $200,000. However, no assurance of the ultimate costs can be given at this stage. During the year ended December 31, 2008, we expended approximately $13,700. As of December 31, 2008, approximately $45,500 has been expended.
     We reviewed the recoverability of the carrying value of the Poinciana Parkway as of September 30, 2008 and December 31, 2008 in accordance with SFAS No. 144. Based on our review, we determined the estimated future undiscounted cash flows of the Poinciana Parkway were less than its carrying value. Therefore, we have reduced the carrying value of the Poinciana Parkway as of December 31, 2008 to the estimated fair value of $15,310 (before retrospective application of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in Exhibit 99.3.) and recognized an impairment loss of $30,228 for 2008 of which $3,000 occurred during the fourth quarter of 2008.
Commercial and Industrial and Other Land Sales
     We also generate revenues through the sale of commercial and industrial land for third-party development, primarily in Poinciana, and other land sales. Revenues from commercial and industrial and other land sales, vary from year to year depending upon demand, ensuing negotiations and timing of closings. Demand for, and values of, commercial, industrial and other land has decreased significantly.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
Other Operations
     We also generate revenues through rental and other operations, including a small community shopping center in Rio Rico, recreational facilities and title insurance agency operations.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     In the preparation of our financial statements, we apply United States generally accepted accounting principles. The application of U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.
Revenue Recognition
     As discussed in Note A to the Consolidated Financial Statements, in accordance with SFAS No. 66, “Accounting for Sales of Real Estate”, revenues from the sales of housing units are recognized when the sales are closed and title passes to the purchasers. In addition, revenues from commercial, industrial and other land sales are recognized in full at closing, provided the purchaser’s initial and continuing investment is adequate, all financing is considered collectible and there is no significant continuing involvement. As a result, our revenue recognition process does not involve significant judgments or estimations.
Impairments of Long-Lived Assets
     Each reporting period, we review our long-lived assets for indicators of impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). The long-lived assets that we evaluate are our Land and Other Inventories, Property and Equipment and the Poinciana Parkway. In accordance with FSP No. 14-1, impairments of long-lived assets were not reperformed upon adoption of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in Exhibit 99.3. The following is a discussion of each of these types of long-lived assets:
     Impairments of Land and Other Inventories
     Land and Other Inventories that are subject to a review for indicators of impairment include our: (i) housing communities (primary residential, including scattered lots, and active adult) and (ii) land developed and/or held for future development or sale. In accordance with SFAS No. 144, Land and Other Inventories are stated at cost unless the asset is determined to be impaired, in which case the asset would be written down to its fair value. Land and Other Inventories include expenditures for land acquisition, construction, land development and direct and allocated costs. Land and Other Inventories owned and constructed by us also include interest cost capitalized until development and construction is substantially completed. Land and development costs, construction and direct and allocated costs are assigned to components of Land and Other Inventories based on specific identification or other allocation methods based upon United States generally accepted accounting principles.
     For assets held and used, if indicators are present, we perform an impairment test in which the asset is reviewed for impairment by comparing the estimated future undiscounted cash flows to be generated by the asset to its carrying value. If such cash flows are less than the asset’s carrying value, the carrying value is written down to its estimated fair value.
     For assets held for sale (such as completed speculative housing inventory), if indicators are present, we perform an impairment test in which the asset is reviewed for impairment by comparing the fair value less cost to sell the asset to its carrying value. If such fair value less cost to sell is less than the asset’s carrying value, the carrying value is written down to its estimated fair value less cost to sell.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
CRITICAL ACCOUNTING POLICIES AND ESTIMATES — continued
     Fair value is determined by discounting the estimated cash flows at a rate commensurate with the inherent risks associated with the asset and related estimated cash flow streams. The discount rates used in the determination of fair value range from 15-20%. Assumptions and estimates used in the determination of the estimated future cash flows are based on expectations of future operations and economic conditions and certain factors described below. Changes to these assumptions could significantly affect the estimates of future cash flows which could affect the potential for future impairments. Due to the uncertainties of the estimation process, actual results could differ significantly from such estimates.
     We evaluate our Land and Other Inventories for impairment on a quarterly basis. During the fourth quarter of 2008, our impairment assessment resulted in impairment charges of $51,898, which included $5,168 in impairment charges for housing communities relating to homes completed or under construction and $46,730 in impairment charges for land developed and/or held for future development or sale. As of December 31, 2008, other than the Land and Other Inventories that we determined to be impaired, we had no long-lived assets that had undiscounted cash flows within 25% of their carrying values.
     The impairment charges during the fourth quarter of 2008 reflect the housing market conditions, including a significant oversupply of homes available for sale, tighter credit standards, higher foreclosure activity and heightened competition. We have experienced difficulty in selling homes at a profit causing us to reduce prices to achieve desired sales levels. Our selling prices of homes, including the lots on which they are built, and contribution margins, which are significant assumptions utilized in the development of our impairment models, have significantly declined during fourth quarter of 2008. Contribution margins are defined as house sales prices less direct production costs including closing costs and commissions. During the fourth quarter of 2008, most of our sales contracts have been signed at selling prices that have resulted or will result in losses upon closing when factoring in operating costs such as sales and marketing and divisional overhead. During the fourth quarter of 2008, we recorded impairment charges of $5,168 for housing communities relating to homes completed or under construction. The following significant trends were utilized in the evaluation of our land and other inventories for impairment:
•	Primary Residential Communities

The average price on sales closed from primary residential homebuilding operations has decreased approximately 19% from $323 in 2006 to $263 in 2008. Our average sales price on sales contracts entered into during the fourth quarter of 2008 declined to approximately $250 as compared to the full year average of $263. Additionally, the average contribution margin on closings from primary residential homebuilding operations has declined from approximately 33% in 2006 to approximately 10% in 2008.

For our primary residential communities, assuming no change to our estimated costs and expenses, a decline in our estimated average sales price in the range of 8% to 14% over the remaining lives of the communities, which average in excess of five years, could result in future impairment charges. This does not include potential impairment charges for homes completed or under construction.

•	Active Adult Communities

The average price on sales closed from active adult homebuilding operations has decreased approximately 8% from $298 in 2006 to $273 in 2008. Our average sales price on sales contracts entered into during the fourth quarter of 2008 declined to approximately $210 as compared to the full year average of $273. Additionally, the average contribution margin on closings from active adult homebuilding operations has declined from approximately 32% in 2006 to approximately 24% in 2008.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
CRITICAL ACCOUNTING POLICIES AND ESTIMATES — continued
     For our active adult homebuilding communities, assuming no change to our estimated costs and expenses, a decline in our estimated average sales price in the range of 8 to 10% over the remaining lives of the communities, which exceed ten years, could result in future impairment charges. This does not include potential impairment charges for homes completed or under construction.
     Land and Other Inventories that are subject to a review for indicators of impairment include our: (i) housing communities (primary residential, including scattered lots, and active adult) and (ii) land developed and/or held for future development or sale. A discussion of the factors that impact our impairment assessment for these categories follows:
     Housing communities: Activities include the development of active adult and primary residential communities and the operation of amenities. The operating results and losses generated from active adult and primary residential communities during the year ended December 31, 2008 include operating expenses relating to the operation of our amenity operations in our communities as well as divisional overhead not associated with specific communities.
     Our active adult and primary residential communities are generally large master-planned communities in central Florida and in southeast Arizona. Many of these communities are long term projects on land we have owned for many years. In reviewing each of our communities, we determine if potential impairment indicators exist by reviewing actual contribution margins on homes closed in recent months, projected contribution margins on homes in backlog, projected contribution margins on speculative homes, average selling prices, sales activities and local market conditions. If indicators are present, the asset is reviewed for impairment. In determining estimated future cash flows for purposes of the impairment test, the estimated future cash flows are significantly impacted by specific community factors such as: (i) sales absorption rates; (ii) estimated sales prices and sales incentives; and (iii) estimated cost of home construction, estimated land development costs, interest costs, indirect construction and overhead costs, and selling and marketing costs. In addition, our estimated future cash flows are also impacted by general economic and local market conditions, competition from other homebuilders, increased foreclosures, and depressed home sales in the areas in which we build and sell homes, product desirability in our local markets and the buyers’ ability to obtain mortgage financing. Build-out of our active adult and primary residential communities on average is in excess of ten and five years, respectively. Our current assumptions are based on current activity and recent trends at our active adult and primary residential communities. There are a significant number of assumptions with respect to each analysis. Many of these assumptions extend over a significant number of years. The substantial number of variables to these assumptions could significantly affect the potential for future impairments.
     Declines in contribution margins below those realized from our current sales prices and estimations could result in future impairment losses in one or more of our housing communities.
     Land developed and/or held for future development or sale: Our land developed and/or held for future development or sale represents land holdings for the potential development of future active adult and/or primary residential communities. We anticipate these future communities will be large master-planned communities similar to our current active adult and/or primary residential communities. For land developed and/or held for future development or sale, indicators of potential impairment include changes in use, changes in local market conditions, declines in the selling prices of similar assets and increases in costs. If indicators are present, the asset is reviewed for impairment. In determining estimated future cash flows for purposes of the impairment test, the estimated future cash flows are significantly impacted by specific community factors such as: (i) sales absorption rates; (ii) estimated sales prices and sales incentives; and (iii) estimated costs of home construction, estimated land and land development costs, interest costs, indirect construction and overhead costs, and selling and marketing costs.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
CRITICAL ACCOUNTING POLICIES AND ESTIMATES — continued
     In addition, our estimated future cash flows are also impacted by general economic and local market conditions, competition from other homebuilders, increased foreclosures, and depressed home sales in the areas where we own land for future development, product desirability in our local markets and the buyers’ ability to obtain mortgage financing. Factors that we consider in determining the appropriateness of moving forward with land development or whether to write-off the related amounts capitalized include: our current inventory levels, local market economic conditions, availability of adequate resources and the estimated future net cash flows to be generated from the project. Build-out of our land held for future development on average is in excess of five years. There are a significant number of assumptions with respect to each analysis. Many of these assumptions extend over a significant number of years. The substantial number of variables to these assumptions could significantly affect the potential for future impairments.
     Declines in market values below those realized from our current sales prices and estimations could result in future impairment.
     Impairments of Property and Equipment
     Property and Equipment are stated at cost and depreciation is computed by the straight-line method over the following estimated useful lives of the assets: land improvements 10 to 25 years; buildings and improvements 8 to 39 years; and machinery, equipment and fixtures 3 to 7 years. Maintenance and operating expenses of equipment utilized in the development of land are capitalized as land inventory cost. Repairs and maintenance are expensed as incurred.
     Property and Equipment includes the cost of amenities owned by us. Property and Equipment placed in service is depreciated by the straight-line method over the useful lives of the assets when these assets are placed in service. The cost of amenities includes expenditures for land acquisition, construction, land development and direct and allocated costs. Property and Equipment owned and constructed by us also include interest cost incurred during development and construction.
     Each reporting period, we review our Property and Equipment for indicators of impairment in accordance with SFAS No. 144. For our amenities, which are located within our housing communities, indicators of potential impairment are similar to those of our housing communities (described above) as these factors may impact our ability to generate revenues at our amenities or cause the cost to construct to increase. In addition, we factor in the collectibility and potential delinquency of the fees due for our amenities. As of December 31, 2008 and 2007, no impairments existed for Property and Equipment.
     Impairments of Poinciana Parkway
     Poinciana Parkway includes expenditures for right-of-way acquisition, development, construction and direct and allocated costs. Poinciana Parkway also includes interest cost incurred during development and construction.
     For the Poinciana Parkway, indicators of impairment are general economic conditions, rate of population growth and estimated change in traffic levels. If indicators are present, the asset is reviewed for impairment as described above. In determining estimated future cash flows for purposes of the impairment test, we incorporate current market assumptions based on general economic conditions such as anticipated estimated revenues and estimated costs. These assumptions can significantly affect our estimates of future cash flows.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
CRITICAL ACCOUNTING POLICIES AND ESTIMATES — continued
     We reviewed the recoverability of the carrying value of the Poinciana Parkway as of September 30, 2008 and December 31, 2008 in accordance with SFAS No. 144. Based on our review, we determined the estimated future undiscounted cash flows of the Poinciana Parkway were less than its carrying value. Therefore, we have reduced the carrying value of the Poinciana Parkway as of December 31, 2008 to the estimated fair value of $15,310 (before retrospective application of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in Exhibit 99.3.) and recognized an impairment loss of $30,228 for 2008 of which $3,000 occurred during the fourth quarter of 2008.
Investment in and Notes Receivable from Unconsolidated Entities
     The FASB issued Interpretation No. 46(R) (FIN 46(R)) to clarify the application of FIN 46, “Consolidation of Variable Interest Entities” and Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to variable interest entities (VIEs), in which equity investors do not have the characteristics of a controlling interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Under FIN 46(R), an enterprise that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, is considered to be the primary beneficiary of the VIE and must consolidate the entity in its financial statements.
     We participate in entities with equity interests ranging from 20% to 50% for the purpose of acquiring and/or developing land in which we do not have a controlling interest. Our investments in these entities may create VIEs, depending on the contractual terms of the arrangement. We analyze these entities in accordance with FIN 46(R) when they are entered into or upon a reconsideration event. For entities determined to be VIEs, Avatar is not the primary beneficiary. All of such entities in which we had an equity interest at December 31, 2008 and 2007 are accounted for under the equity method.
Income Taxes
     Income taxes have been provided using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, the liability method is used in accounting for income taxes where deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.
     SFAS No. 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, we review the need to establish valuation allowances for deferred tax assets based on the SFAS No. 109 more-likely-than-not realization threshold. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, but is not limited to, the frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused and tax planning alternatives. Based on our assessment, the uncertain and volatile market conditions and the fact that we are now in a cumulative loss position over the evaluation period, we recorded a deferred tax asset valuation allowance of $19,567 during the year ended December 31, 2008. In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion of our deferred tax assets will be realized.
Warranty Reserves
     Warranty reserves for houses are established to cover estimated costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the closing of a house. Reserves are determined based on historical data and other relevant factors. Actual future warranty costs could differ from our currently estimated amounts.

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CRITICAL ACCOUNTING POLICIES AND ESTIMATES — continued
Construction Reserves
     Construction reserves for closed houses are established to cover potential costs for completion of houses closed. These reserves are determined on a per house basis based on estimated house budgets and other relevant factors. Actual construction costs could differ from our currently estimated amounts.
Estimated Development Liability
     The estimated development liability consists primarily of utilities improvements in Poinciana and Rio Rico for more than 8,000 homesites previously sold. The estimated development liability for sold land is reduced by actual expenditures and is evaluated and adjusted, as appropriate, to reflect management’s estimate of anticipated costs. In addition, we obtain quarterly third-party engineer evaluations and adjust this liability to reflect changes in the estimated costs. We recorded charges of approximately $710, $386 and $1,086 during 2008, 2007 and 2006, respectively, associated with these obligations. Future increases or decreases of costs for construction material and labor, as well as other land development and utilities infrastructure costs, may have a significant effect on the estimated development liability.
Share-Based Compensation
     The Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement), as amended, (the Incentive Plan) provides for the grant of stock options, stock appreciation rights, stock awards, performance awards, and stock units to officers, employees and directors of Avatar. Generally, the exercise prices of stock options may not be less than the stock exchange closing price of our common stock on the date of grant. Stock option awards under the Incentive Plan generally expire 10 years after the date of grant.
     Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)) using the modified-prospective transition method. Under this transition method, compensation expense recognized during the year ended December 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).
     The calculation of the fair values of our stock-based compensation plans requires estimates that require management’s judgments. Under SFAS No. 123(R), the fair value of awards of restricted stock and units which do not contain a specified hurdle price condition is based on the market price of our common stock on the date of grant. Under SFAS No. 123(R), the fair value of restricted stock awards which contain a specified hurdle price condition is estimated on the grant date using the Monte-Carlo option valuation model (like a lattice model). Under SFAS No. 123(R), the fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. The valuation models require assumptions and estimates to determine expected volatility, expected life, expected dividends and expected risk-free interest rates. The expected volatility was determined using historical volatility of our stock based on the contractual life of the award. The risk-free interest rate assumption was based on the yield on zero-coupon U.S. Treasury strips at the award grant date. We also used historical data to estimate forfeiture experience.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods for those fiscal years, which was January 1, 2008 for Avatar. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis to fiscal years beginning after November 15, 2008, which is January 1, 2009 for us. The partial adoption of SFAS No. 157 did not have a material impact on our consolidated financial position or results of operations for the year ended December 31, 2008. We are currently evaluating the impact of adopting the remaining provisions of SFAS No. 157 which we do not expect to have a material impact on our consolidated financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 became effective for the first fiscal year that began after November 15, 2007, which was January 1, 2008 for us. We have not elected to measure any eligible items at fair value. Therefore, the adoption of SFAS No. 159 did not impact our consolidated financial position or results of operations.
     In November 2006, the FASB issued Emerging Issues Task Force Issue No. 06-8, “Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66. Accounting for Sales of Real Estate, for Sales of Condominiums” (EITF 06-8). EITF 06-8 establishes that a company should evaluate the adequacy of the buyer’s continuing investment in determining whether to recognize profit under the percentage-of-completion method. EITF 06-8 became effective for the first annual reporting period beginning after March 15, 2007, which was January 1, 2008 for us. Generally, EITF 06-8 is not applicable to homebuilding operations. The adoption of EITF 06-8 did not impact our consolidated financial position or results of operations.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)). SFAS No. 141(R) amends SFAS No. 141, “Business Combinations” (SFAS No. 141), and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning after December 15, 2008, which is January 1, 2009 for us, and will be applied prospectively.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, which is January 1, 2009 for us. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial position or results of operations.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
CRITICAL ACCOUNTING POLICIES AND ESTIMATES — continued
     In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 expands the disclosure requirements in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, regarding an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning December 1, 2008, which is January 1, 2009 for us. SFAS No. 161 is related to disclosure only and will not impact our consolidated financial position or results of operations.
     In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”. FSP No. APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized in subsequent periods. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and the interim periods within those years and requires retrospective application. This FSP is effective January 1, 2009 for us. For further discussion, see Note A1 to the consolidated financial statements included in Exhibit 99.3.
     In June 2008, the FASB issued FSP No. EITF 03-6-1. Under FSP No. EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP No. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years and requires retrospective application. This FSP is effective January 1, 2009 for us. We are currently evaluating the impact of adopting FSP No. EITF 03-6-1 on our earnings per share.
     In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosure by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities.” The purpose of this FSP is to promptly improve disclosures by public companies until the pending amendments to FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” (SFAS No. 140), and FIN 46(R) are finalized and approved by the FASB. This FSP amends SFAS No. 140 to require public companies to provide additional disclosures about transferor’s continuing involvement with transferred financial assets. It also amends FIN 46(R) by requiring public companies to provide additional disclosures regarding their involvement with variable interest entities. This FSP is effective January 1, 2009 for us. This FSP is related to disclosure only and will not impact our consolidated financial position or results of operations.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS
     The discussion in this section may contain “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Please see our discussion under the heading “Forward-Looking Statements” above.
     The following management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Report on Form 8-K. In the preparation of our financial statements, we apply United States generally accepted accounting principles. The application of U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.
     The following table provides a comparison of certain financial data related to our operations:

	For the year ended December 31
	2008	2007	2006
Operating income (loss):
Primary residential
Revenues	$38,217	$158,642	$447,487
Expenses (1)	81,350	137,561	317,885

Net operating income (loss)	(43,133)	21,081	129,602

Active adult communities
Revenues	42,491	92,180	241,866
Expenses (2)	49,216	78,918	183,708

Net operating income (loss)	(6,725)	13,262	58,158

Commercial and industrial and other land sales
Revenues	20,165	27,476	133,466
Expenses	30,319	5,606	25,161

Net operating income (loss)	(10,154)	21,870	108,305

Other operations
Revenues	1,537	3,215	7,405
Expenses	1,530	2,581	4,420

Net operating income	7	634	2,985

Operating income (loss)	(60,005)	56,847	299,050

Unallocated income (expenses):
Interest income	2,453	8,144	3,363
Gain on repurchase of 4.50% Notes	5,286	416	—
Equity loss from unconsolidated entities	(7,812)	(60)	(193)
General and administrative expenses	(22,388)	(25,387)	(36,306)
Interest expense	(4,282)	(245)	—
Other real estate expenses, net	(8,424)	(5,662)	(9,435)
Impairment of the Poinciana Parkway	(30,228)	—	—
Impairment of land developed or held for future development	(16,941)	—	—

Income (loss) from operations	(142,341)	34,053	256,479
Income tax benefit (expense)	32,465	(13,056)	(83,151)

Net income (loss)	($109,876)	$20,997	$173,328

(1)	Includes impairment charges of approximately $34,332 and $2,469 for 2008 and 2007, respectively.

(2)	Includes impairment charges of approximately $625 and $1,685 for inventory and goodwill, respectively, for 2008.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS — continued
     Data from closings for the single-family primary residential and active adult homebuilding segments for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	Number of		Average Price
	Units	Revenues	Per Unit
Years ended December 31, 2008
Primary residential	136	$35,803	$263
Active adult communities	111	30,257	$273

Total	247	$66,060	$267

2007
Primary residential	535	$154,599	$289
Active adult communities	245	81,330	$332

Total	780	$235,929	$302

2006
Primary residential	1,347	$435,539	$323
Active adult communities	775	231,039	$298

Total	2,122	$666,578	$314

     Data from contracts signed for the single-family primary residential and active adult homebuilding segments for the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	Gross Number		Contracts		Average
	of Contracts		Signed, Net of	Dollar	Price Per
	Signed	Cancellations	Cancellations	Value	Unit
Years ended December 31, 2008
Primary residential	147	(67)	80	$19,343	$242
Active adult communities	119	(43)	76	17,665	$232

Total	266	(110)	156	$37,008	$237

2007
Primary residential	508	(233)	275	$60,060	$218
Active adult communities	154	(51)	103	31,707	$308

Total	662	284	378	$91,767	$243

2006
Primary residential	794	(425)	369	$136,118	$369
Active adult communities	329	(92)	237	85,089	$359

Total	1,123	(517)	606	$221,207	$365

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS — continued
     Backlog for the single-family primary residential and active adult homebuilding segments as of December 31, 2008, 2007 and 2006 is summarized as follows:

	Number of	Dollar	Average Price
	Units	Volume	Per Unit
As of December 31, 2008
Primary residential	16	$4,602	$288
Active adult communities	40	11,477	$287

Total	56	$16,079	$287

2007
Primary residential	72	$21,062	$293
Active adult communities	75	24,069	$321

Total	147	$45,131	$307

2006
Primary residential	332	$115,600	$348
Active adult communities	217	73,692	$340

Total	549	$189,292	$345

     The number of net housing contracts signed during the year ended December 31, 2008 compared to the same period in 2007 declined by 58.7%, while the dollar value of housing contracts signed declined by 59.7%. The number of net housing contracts signed during the year ended December 31, 2007 compared to the same period in 2006 declined by 37.6%, while the dollar value of housing contracts signed declined by 58.5%. The decline in housing contracts signed for the year ended December 31, 2008 continues to reflect the weak market for new residences in the geographic areas where our communities are located. Our communities are located in areas of Florida and Arizona where there is an excess of units for sale, including foreclosures and assets being sold by lenders, and an increasing use of various sales incentives by residential builders in our markets, including Avatar. We continue to experience significant cancellations of home sales contracts. During the year ended December 31, 2008, cancellations of previously signed contracts totaled 110 compared to 284 during the year ended December 31, 2007. As a percentage of the gross number of contracts signed, this represents 41% and 43%, respectively.
     As of December 31, 2008, our inventory of unsold (speculative) homes, both completed and under construction, was 233 units compared to 241 units as of December 31, 2007. As of December 31, 2008, approximately 88% of unsold homes were completed compared to approximately 45% as of December 31, 2007. As of December 31, 2007, our inventory of unsold (speculative) homes, both completed and under construction, was 241 units compared to 310 units as of December 31, 2006. As of December 31, 2007, approximately 45% of unsold homes were completed compared to approximately 100% as of December 31, 2006.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS — continued
     During the year ended December 31, 2008 compared to the year ended December 31, 2007, the number of homes closed decreased by 68.3% and the related revenues decreased by 72.0%. We anticipate that we will close in excess of 80% of the homes in backlog as of December 31, 2008 during the subsequent 12-month period, subject to cancellations by purchasers prior to scheduled delivery dates. We do not anticipate a meaningful improvement in our markets in the near term. During the year ended December 31, 2007 compared to the year ended December 31, 2006, the number of homes closed decreased by 63.2% and the related revenues decreased by 64.6%.
     In general, prices of homes sold during 2008 ranged from approximately $100 to approximately $625 in our primary residential operations. At Solivita and Solivita West, prices ranged from approximately $130 to approximately $500 on homes sold during 2008. Closings on to-be-built homes generally occur within 180 to 210 days from sale. Closings on speculative homes generally occur within 30 to 60 days from sale.
Fiscal Year 2008 Compared to Fiscal Year 2007
     Net income (loss) for the years ended December 31, 2008 and 2007 was ($109,876) or ($12.85) per basic and diluted share and $20,997 or $2.22 per diluted share ($2.53 per basic share), respectively. The decrease in net income for 2008 compared to 2007 was primarily due to impairment charges recorded during 2008 of $83,811 consisting of $51,899 from Land and Other Inventories, $30,228 related to the Poinciana Parkway and $1,685 related to goodwill. Also contributing to the decrease was a loss from operations in 2008 as compared to income from operations in 2007 in primary residential operations; active adult operating results; commercial and industrial and other land sales; and other operations. We also had increases in interest expense and other real estate expenses as well as decreases in interest income which caused net income to decrease in 2008 compared to 2007. The decreases in net income were partially mitigated by decreases in general and administrative expenses and an increase in other revenue.
     Revenues from primary residential operations decreased $120,425 or 75.9% during 2008 compared to 2007. Expenses from primary residential operations decreased $56,211 or 40.9% during 2008 compared to 2007. The decrease in revenues is primarily attributable to decreased closings and average sales prices in our primary residential homebuilding communities. The decrease in expenses is attributable to lower volume of closings partially mitigated by impairment losses of approximately $34,332 of which $4,543 is related to homes completed or under construction and $29,789 is related to land developed and/or held for future development in our primary residential homebuilding operations. The average sales price on closings from primary residential homebuilding operations for 2008 was $263 compared to $289 for 2007. The average contribution margin (excluding impairment charges) on closings from primary residential homebuilding operations for 2008 was approximately 10% compared to approximately 26% for 2007. Included in the results from primary residential operations are divisional overhead not specifically allocated to specific communities and our amenity operations. We have been experiencing increased defaults in payments of club dues for our amenities. We have also incurred higher expenditures to fund homeowner association operating deficits.
     Revenues from active adult operations decreased $49,689 or 53.9% during 2008 compared to 2007. Expenses from active adult operations decreased $29,702 or 37.6% during 2008 compared to 2007. The decrease in revenues is attributable to decreased closings and average closing prices. The decrease in expenses is attributable to lower volume of closings partially mitigated by impairment losses of approximately $625 related to homes completed or under construction in our active adult homebuilding operations and a goodwill impairment loss of $1,685. The average sales price on closings from active adult homebuilding operations for 2008 was $273 compared to $332 for 2007. The average contribution margin (excluding impairment charges) on closings from active adult homebuilding operations for 2008 was approximately 24% compared to approximately 32% for 2007. Included in the results from active adult operations are divisional overhead not specifically allocated to specific communities and our amenity operations. We have been experiencing increased defaults in payments of club dues for our amenities. We have also incurred higher expenditures to fund homeowner association operating deficits.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS — continued
     The amount and types of commercial and industrial and other land sold vary from year to year depending upon demand, ensuing negotiations and the timing of the closings of these sales. During 2008, revenues from commercial and industrial and other land sales decreased $7,311 compared to 2007. For the year ended December 31, 2008, pre-tax profits (loss) from sales of commercial, industrial and other land were ($10,154) on revenues of $20,165. Expenses from commercial and industrial and other land sales increased $24,713 during 2008 compared to 2007. Included in the caption Expenses are cost of land sold, commissions related to these sales and consulting and legal fees.
     For the year ended December 31, 2008, pre-tax profits from commercial and industrial land were $4,916 on aggregate revenues of $5,785. Pre-tax profits (loss) on sales of other land during the year ended December 31, 2008 were ($20,958) on aggregate revenues of $8,380. During 2008, we closed on the sale of the stock of one of our wholly-owned subsidiaries, the sole asset of which was land leased to a third-party that historically generated revenues to Avatar of approximately $600 per annum. Therefore, this sale is classified for financial statement purposes as a sale of other land. Pre-tax profits on this sale was $5,888 on revenues of $6,000.
     During the fourth quarter of 2008, we identified several assets (land) that we would be willing to sell to maximize our liquidity. The pre-tax loss from other land sales was primarily attributable to our decision to sell certain land. More specifically, we entered into two transactions with third parties providing for the formation of LLCs; and subsequently sold developed and partially-developed land to each of the newly formed LLCs. We also acquired a minority ownership interest in each of the LLCs and share in the management of each of the LLCs. These transactions generated aggregate sales proceeds to Avatar of approximately $7,847 on assets with an aggregate book value of approximately $29,334. We invested approximately $1,626 to acquire equity interests in these LLCs. These transactions generated a pre-tax loss of approximately $21,487. For the year ended December 31, 2007, pre-tax profits from commercial and industrial land were $19,939 on aggregate revenues of $23,577. Pre-tax profits on sales of other land during the year ended December 31, 2007 were $1,931 on aggregate revenues of $3,899.
     During 2008, an entity in which we own a 50% interest sold all of its real estate assets. This sale generated a pre-tax loss of approximately $7,100. This loss is included in our equity loss from unconsolidated entities of $7,812 for 2008.
     Revenues from other operations decreased $1,678 or 52.2% during 2008 compared to 2007. Expenses from other operations decreased $1,051 or 40.7% during 2008 compared to 2007. The decreases in revenues and expenses are primarily attributable to decreased operating results from our title insurance agency operations due to reduced closings.
     Interest income decreased $5,691 or 69.9% during 2008 compared to 2007. The decrease was primarily attributable to decreased interest rates earned on our cash and cash equivalents and lower balances of cash and cash equivalents during 2008 compared to 2007.
     During 2008, we repurchased $35,920 principal amount of the 4.50% Notes for approximately $28,112 including accrued interest. This repurchase resulted in a pre-tax gain during the fourth quarter of 2008 of approximately $5,286.
     General and administrative expenses decreased $2,999 or 11.8% during 2008 compared to 2007. The decrease was primarily due to decreases in compensation expense resulting from the reduction of employees and professional fees. Partially offsetting the decrease was an increase in share-based compensation expense of $393 and accrual for pending litigation claims of $650. The increase in share-based compensation was due to the recording of $1,089 in accordance with SFAS No. 123(R) as a result of amendments to performance conditioned restricted stock units, previously granted to certain employees, which converted into an equal number of shares of restricted common

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS — continued
     stock. Each employee made an Internal Revenue Code Section 83(b) election (the Section 83(b) election) with respect to all the shares of restricted stock, Avatar agreed to vest a number of shares of restricted stock having a value approximately equal to the tax withholding amount required as a result of the Section 83(b) election, at the minimum statutory withholding rates applicable to the employee, and such shares were repurchased by Avatar. The terms, conditions and restrictions of the restricted stock, including the vesting and forfeiture provisions, under the amended agreements are otherwise substantially the same as those that were applicable under the restricted stock unit agreements except that each employee, as an owner of this restricted stock, generally has the rights of an Avatar common stockholder, including voting and dividend rights (except that dividends on unvested shares of restricted stock generally are forfeited unless such shares ultimately vest).
     Interest expense increased $4,037 for 2008 compared to 2007. The increase in interest expense for 2008 is primarily attributable to the decrease in the amount of interest expense capitalized due to declines in development and construction activities in our various projects.
     Other real estate expenses, net, representing real estate taxes, property maintenance and miscellaneous income not allocable to specific operations, increased by $2,762 or 48.8% during 2008 compared to 2007. The increase is primarily attributable to a decrease in miscellaneous income collected during 2008 compared to 2007. Also contributing to the increase is charges related to the required utilities improvements of more than 8,000 residential homesites in Poinciana and Rio Rico substantially sold prior to the termination of the retail homesite sales programs in 1996. During 2008, we recorded charges of $710 compared to $386 during 2007. These charges were based on third-party engineering evaluations. Future increases or decreases of costs for construction, material and labor as well as other land development and utilities infrastructure costs may have a significant effect on the estimated development liability.
     We reviewed the recoverability of the carrying value of the Poinciana Parkway as of September 30, 2008 and December 31, 2008 in accordance with SFAS No. 144. Based on our review, we determined the estimated future undiscounted cash flows of the Poinciana Parkway were less than its carrying value. Therefore, we reduced the carrying value of the Poinciana Parkway as of December 31, 2008 to the estimated fair value of $15,310 (before retrospective application of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in Exhibit 99.3.) and recognized an impairment loss of $30,228 for 2008 of which $3,000 occurred during the fourth quarter of 2008.
     We reviewed the recoverability in accordance with SFAS No. 144 of the carrying value of land developed or held for future development not allocated to a reportable segment. Based on our review, we determined the estimated future undiscounted cash flows of certain land developed or held for future development was less than its carrying value. Therefore, we reduced the carrying value as of December 31, 2008 to the estimated fair value and recognized an impairment loss of $16,941 for 2008.
     Income tax expense (benefit) was provided for at an effective tax rate of 22.8% for 2008 compared to 38.3% for 2007. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, but is not limited to, the frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused and tax planning strategies. Based on our assessment, the uncertain and volatile market conditions and the fact that we are now in a cumulative loss position over the evaluation period, we recorded a deferred tax asset valuation allowance of $19,567 during the year ended December 31, 2008. Reference is made to the Income Taxes note to the Consolidated Financial Statements included in Exhibit 99.3 of this Report on Form 8-K.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS — continued
Fiscal Year 2007 Compared to Fiscal Year 2006
     Net income for the years ended December 31, 2007 and 2006 was $20,997 or $2.22 per diluted share ($2.53 per basic share) and $173,328 or $16.59 per diluted share ($21.16 per basic share), respectively. The decrease in net income for 2007 compared to 2006 was primarily due to decreased profitability of primary residential operations; active adult operating results; commercial and industrial and other land sales; and other operations. This decrease was partially mitigated by increases in interest income as well as decreases in general and administrative expenses and other real estate expenses.
     Revenues from primary residential operations decreased $288,845 or 64.5% during 2007 compared to 2006. Expenses from primary residential operations decreased $180,324 or 56.7% during 2007 compared to 2006. The decrease in revenues is primarily attributable to decreased closings at Poinciana, Bellalago and Rio Rico partially mitigated by the commencement of closings at Terralargo. The decrease in expenses is attributable to lower volume of closings partially mitigated by impairment losses of approximately $2,500 recognized on the carrying value of inventory (as discussed above). The average sales price on closings from primary residential homebuilding operations for 2007 was $289 compared to $323 for 2006. The average contribution gross margin on closings from active adult homebuilding operations for 2007 was approximately 26% compared to approximately 33% for 2006.
     Revenues from active adult operations decreased $149,686 or 61.9% during 2007 compared to 2006. Expenses from active adult operations decreased $104,790 or 57.0% during 2007 compared to 2006. The decrease in revenues is attributable to decreased closings partially mitigated by higher average closing prices. The decrease in expenses is attributable to lower volume of closings. The average sales price on closings from active adult homebuilding operations for 2007 was $332 compared to $298 for 2006. The average contribution margin on closings from active adult homebuilding operations for 2007 was approximately 32% compared to 32% for 2006.
     Revenues from commercial and industrial and other land sales decreased $30,868 during 2007 compared to 2006 excluding the 2006 sale of the Ocala Property. For the year ended December 31, 2007, pre-tax profits from sales of commercial, industrial and other land were $21,870 on revenues of $27,476. For the year ended December 31, 2007, pre-tax profits from commercial and industrial land were $19,939 on aggregate revenues of $23,577. Pre-tax profits on sales of other land during the year ended December 31, 2007 were $1,931 on aggregate revenues of $3,899. For the year ended December 31, 2006, pre-tax profits on sales of commercial and industrial land were $39,927 on aggregate sales of $44,110. Also during 2006, pre-tax profits on sales of other land were $64,051 on aggregate sales of $76,171. Included in other land sales is the sale of the Ocala Property. The aggregate sa les price for the Ocala Property was $75,122 which resulted in pre-tax profit of approximately $62,800. We also realized, during 2006, pre-tax profits of $4,327 from the collection of a promissory note and accrued interest totaling $13,185 from the sale of our equity interest in the Regalia Joint Venture which was sold on June 30, 2005. Expenses from commercial and industrial and other land sales decreased $19,555 during 2007 compared to 2006. Included in the caption Expenses are cost of land sold, commissions related to these sales and consulting and legal fees. The amount and types of commercial and industrial and other land sold vary from year to year depending upon demand, ensuing negotiations and the timing of the closings of these sales.
     Revenues from other operations decreased $4,190 or 56.6% during 2007 compared to 2006. Expenses from other operations decreased $1,839 or 41.6% during 2007 compared to 2006. The decreases in revenues and expenses are primarily attributable to decreased operating results from our title insurance agency operations due to reduced closings.
     Equity in earnings (loss) from unconsolidated entities represents our proportionate share of profits and losses from our investment in unconsolidated entities whereby we account for our investment under the equity method. The decline as compared to the corresponding periods in the prior year was primarily attributable to the substantial completion of the Ocean Palms Joint Venture during 2006.
     Interest income increased $4,781 or 142.2% during 2007 compared to 2006. The increase was primarily attributable to higher balances of cash and cash equivalents during 2007 as compared to 2006.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
RESULTS OF OPERATIONS — continued
     General and administrative expenses decreased $10,919 or 30.1% during 2007 compared to 2006. The decrease was primarily due to decreases in share-based compensation expense partially mitigated by increases in professional fees. Compensation expense related to the earnings participation award of ($406) and $13,478 was recorded for the years ended December 31, 2007 and 2006, respectively. During 2007, we reversed compensation expense previously recognized to adjust the amount of the stock award to the estimated number of shares as of November 12, 2007 (first date of issuance) in accordance with SFAS No. 123(R).
     Interest expense increased $245 or 100% for 2007 compared to 2006. The increase in interest expense for 2007 is due to the decrease in amount of interest expense capitalized due to decreases in development and construction activities in our various projects.
     Other real estate expenses, represented by real estate taxes and property maintenance not allocable to specific operations, decreased by $3,773 or 40.0% during 2007 compared to 2006. The decrease is primarily attributable to a goodwill impairment loss of $654 recognized during 2006. Also contributing to the decrease was a reduction in charges related to the required utilities improvements of more than 8,000 residential homesites in Poinciana and Rio Rico substantially sold prior to the termination of the retail homesite sales programs in 1996. During 2007, we recognized charges of $386 compared to $1,086 during 2006. These charges were based on third-party engineering evaluations.
     Income tax expense was provided for at an effective tax rate of 38.3% for 2007 compared to 32.4% for 2006. As of December 31, 2006, based on our tax planning strategy with respect to the deferred income tax liabilities of $23,798 from the sale of the Ocala Property, we determined that certain of our gross deferred tax assets, which had an associated valuation allowance of $14,053, were more-likely-than-not realizable resulting in the elimination of such valuation allowance during 2006. We believe the tax planning strategy is prudent and feasible and we have the ability and intent to purchase and sell, if necessary, replacement property to realize these deferred tax assets. We have not yet identified replacement property although it is our intention to do so by December 31, 2009. It is possible that we may not identify and purchase such replacement property within the required time period or obtain an extension of time on which to do so which would require us to make this income tax payment and interest as of December 31, 2009. Reference is made to the Income Taxes note to the Consolidated Financial Statements included in Exhibit 99.3 of this Report on Form 8-K.
LIQUIDITY AND CAPITAL RESOURCES
     Our primary business activities are capital intensive in nature. Significant capital resources are required to finance planned primary residential and active adult communities, homebuilding construction in process, community infrastructure, selling expenses, new projects and working capital needs, including funding of debt service requirements, operating deficits and the carrying costs of land.
     With the continuing deterioration in the residential land and housing values in Florida and Arizona, we are focused on maintaining sufficient liquidity. During the fourth quarter of 2008, we entered into two transactions with unaffiliated third parties providing for the formation of LLCs. We subsequently sold developed and partially-developed land to each of the newly formed LLCs. We also acquired a minority ownership interest in each of the LLCs and share in the management of each of the LLCs. These transactions generated aggregate sales proceeds to Avatar of approximately $7,847 on assets with an aggregate book value of approximately $29,334. We invested approximately $1,626 to acquire equity interests in these LLCs. In addition, during the fourth quarter of 2008, a LLC in which we own a 50% interest sold all of its real estate assets. These fourth quarter transactions generated a pre-tax loss of approximately $29,000.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
LIQUIDITY AND CAPITAL RESOURCES — continued
     As of December 31, 2008, the amount of cash and cash equivalents available totaled $175,396, substantially generated through homebuilding operations, sales of commercial and industrial properties, and sales of other properties, including the Ocala property in December 2006. During 2008, we spent approximately $28,000 for the repurchase of 4.50 % Notes, $16,000 to repay real estate debt, $13,700 on the Poinciana Parkway, $4,500 for payment of withholding taxes related to restricted stock and units repurchased or withheld, $1,700 for the investment in unconsolidated joint ventures, and $9,000 to fund operating deficits. Also during 2008, we drew $56,000 from the Amended Unsecured Credit Facility which was outstanding as of December 31, 2008.
     Our operating cash flows fluctuate relative to the status of development within existing communities, expenditures for land, new developments or other real estate activities, and sales of various homebuilding product lines within those communities and other developments.
     In 2008, net cash used in operating activities amounted to $8,993. Our use of cash is primarily attributable to payments of accounts payable and accrued liabilities of $5,188 and a decrease in customer deposits of $1,305. Net cash used in investing activities amounted to $16,174 as a result of expenditures of $803 for investments in property and equipment primarily for amenities, expenditures of $13,745 on the Poinciana Parkway and investment in unconsolidated entities of $1,626. Net cash provided by financing activities of $8,305 resulted from proceeds of $56,000 and $500 from the Amended Unsecured Credit Facility and exercise of stock options, respectively. Partially offsetting the cash provided by financing activities was $28,112 used for the repurchase of 4.50% Notes, $15,855 used for the repayment of real estate debt and $4,493 used for withholding taxes related to restricted stock and units repurchased or withheld.
     In 2007, net cash provided by operating activities amounted to $29,604, primarily as a result of net income of $20,997, the decrease in land and other inventories of $32,538 and the decrease in receivables of $6,594. Partially offsetting net cash provided by operating activities is the decrease in accounts payable and accrued liabilities of $36,404 and a reduction in customer deposits of $13,435. Net cash used in investing activities amounted to $32,267 as a result of expenditures of $8,318 for investments in property and equipment primarily for amenities, and expenditures of $23,648 on the Poinciana Parkway. Net cash used by financing activities of $8,839 resulted from the payment of $6,159 for withholding taxes related to restricted stock units and earnings participation stock awards, the repurchase for $4,950 of $5,000 principal amount of 4.50% Notes, the repayment of $959 in real estate debt and the purchase of $965 of treasury stock. Partially offsetting net cash used by financing activities is proceeds of $2,100 from the exercise of stock options and $2,094 as a result of excess income tax benefits from the exercise of stock options and restricted stock units.
     In 2006, net cash provided by operating activities amounted to $167,807, primarily as a result of net income of $173,328 and distributions of earnings from an unconsolidated entity of $29,038, proceeds from the collection of a promissory note and accrued interest totaling $13,185 from the sale of our equity interest in the Regalia Joint Venture and proceeds of $11,092 from the collection of receivables. Partially offsetting net cash provided by operating activities is the increase in land and other inventories of $51,955 and decrease in customer deposits of $39,446. Contributing to the increase in inventories for 2006 were land acquisitions of approximately $18,300 and expenditures on construction and land development of $33,655. Net cash provided by investing activities amounted to $4,266 primarily as a result of distributions of capital from an unconsolidated entity of $20,000 and return of advances of $4,910 from a promissory note to our Ocean Palms Joint Venture member offset by expenditures of $12,878 for investments in property and equipment primarily for amenities, and expenditures of $6,733 related to the Poinciana Parkway, as well as expenditures of $1,033 for investments in unconsolidated entities. Net cash used in financing activities of $6,792 resulted from repayment of $17,182 in real estate debt, partially offset by borrowings of $10,000 from a revolving line of credit and proceeds of $250 from the exercise of stock options.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
LIQUIDITY AND CAPITAL RESOURCES — continued
     In 2006, we sold land under the threat of condemnation which we believe entitled us to defer the payment of income taxes of $23,798 from the gain on this sale. We have not yet identified replacement property although it is our intention to do so by December 31, 2009. It is possible that we may not identify and purchase such replacement property within the required time period or obtain an extension of time in which to do so which would require us to make this income tax payment and interest as of December 31, 2009.
     As of December 31, 2008, the amount of our borrowings totaled $131,061 compared to our borrowings of $122,505 as of December 31, 2007. At December 31, 2008, our borrowings of $131,061 consisted of $74,950 carrying amount of 4.50% Convertible Senior Notes due 2024 (the “4.50% Notes”), $56,000 outstanding under the Amended Unsecured Credit Facility and $111 of 5.50% community development district term bond obligations due 2010. On January 4, 2008, we repaid in full the $15,730 6% purchase money mortgage due 2009 without pre-payment penalty. On October 17, 2008, we repurchased $35,920 principal amount of the 4.50% Notes for approximately $28,112 including accrued interest.
     On March 30, 2004, we issued $120,000 aggregate principal amount of 4.50% Convertible Senior Notes due 2024 (the 4.50% Notes) in a private offering. Interest is payable semiannually on April 1 and October 1. The 4.50% Notes are senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and senior indebtedness. However, the 4.50% Notes are effectively subordinated to all of our existing and future secured debt to the extent of the collateral securing such indebtedness, and to all existing and future liabilities of our subsidiaries.
     Each $1 in principal amount of the 4.50% Notes is convertible, at the option of the holder, at a conversion price of $52.63, or 19.0006 shares of our common stock, upon the satisfaction of one of the following conditions: a) during any calendar quarter (but only during such calendar quarter) commencing after June 30, 2004 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the conversion price per share of common stock on such last day; or b) during the five business day period after any five-consecutive-trading-day period in which the trading price per $1 principal amount of the 4.50% Notes for each day of that period was less than 98% of the product of the closing sale price for our common stock for each day of that period and the number of shares of common stock issuable upon conversion of $1 principal amount of the 4.50% Notes, provided that if on the date of any such conversion that is on or after April 1, 2019, the closing sale price of Avatar’s common stock is greater than the conversion price, then holders will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination thereof, at our option, with a value equal to the principal amount of the 4.50% Notes plus accrued and unpaid interest, as of the conversion date. The closing price of Avatar’s common stock exceeded 120% ($63.156) of the conversion price for 20 trading days out of 30 consecutive trading days as of the last trading day of the fourth quarter of 2006, as of the last trading day of the first quarter of 2007 and as of the last trading day of the second quarter of 2007. Therefore, the 4.50% Notes became convertible for the quarter beginning January 1, 2007, for the quarter beginning April 1, 2007 and for the quarter beginning July 1, 2007. During 2008, the closing price of Avatar’s common stock did not exceed 120% ($63.156) of the conversion price for 20 trading days out of 30 consecutive trading days; therefore, the 4.50% Notes were not convertible during 2008 and for the quarter beginning January 1, 2009. During 2007, $200 principal amount of the 4.50% Notes were converted into 3,800 shares of Avatar common stock. During 2007, Avatar repurchased $5,000 principal amount of the 4.50% Notes. During 2008, we repurchased $35,920 principal amount of the 4.50% Notes for approximately $28,112 including accrued interest. This repurchase resulted during the fourth quarter of 2008 in a pre-tax gain of approximately $5,300. Following this repurchase, $78,880 principal amount of the 4.50% Notes remain outstanding.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
LIQUIDITY AND CAPITAL RESOURCES — continued
     We may, at our option, redeem for cash all or a portion of the 4.50% Notes at any time on or after April 5, 2011. Holders may require us to repurchase the 4.50% Notes for cash on April 1, 2011, April 1, 2014 and April 1, 2019; or in certain circumstances involving a designated event, as defined in the indenture for the 4.50% Notes, holders may require us to purchase all or a portion of their 4.50% Notes. In each case, we will pay a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any.
     On January 1, 2009, we adopted FSP No. 14-1. As of December 31, 2008 and 2007, the 4.50% Notes and the equity component associated with FSP No. 14-1 was comprised of the following:

	December 31,	December 31,
	2008	2007
4.50% Notes
Principal amount	$78,880	$114,800
Unamortized discount	(3,930)	(8,261)

Net carrying amount	$74,950	$106,539

Equity Component, net of income tax benefit	$13,770	$10,555

     The discount on the liability component of the 4.50% Notes is being amortized using the effective interest method on an effective rate of 7.5%, which represented the estimated market interest rate for similar debt without a conversion option on the issuance date, through April 1, 2011, which coincides with the first date that holders of the 4.50% Notes can require us to repurchase the 4.50% Notes as discussed above. As of December 31, 2008, the remaining expected life over which the unamortized discount will be recognized is 2.25 years. We recognized $2,665, $1,136, and $2,273in non-cash interest charges related to the amortization of the discount during the years ended December 31, 2008, 2007 and 2006, respectively.
     On March 27, 2008, we entered into an Amended and Restated Credit Agreement, by and among our wholly-owned subsidiary, Avatar Properties Inc., as borrower, Wachovia Bank, National Association (as a lender and as administrative agent on behalf of the lenders), and certain financial institutions as lenders (the “Amended Unsecured Credit Facility”). This agreement amended and restated the Credit Agreement, dated as of September 20, 2005, as amended. The amendment was made in anticipation of not meeting certain covenants and/or conditions in the Credit Agreement.
     The principal changes effected by the Amended Unsecured Credit Facility included:
•	a reduction in the amount of the facility from $125,000 to $100,000 (the facility is expandable up to $150,000, subject to certain conditions and lender approval);

•	an approval for us to obtain financing for the Poinciana Parkway of up to $140,000, subject to certain conditions;

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
LIQUIDITY AND CAPITAL RESOURCES — continued
•	modifications to certain covenants including: (i) reducing the minimum adjusted EBITDA/Debt Service ratio (as defined) from 2.75 to 2.0, and providing for an alternative requirement of maintaining a maximum leverage ratio and minimum liquidity level if the minimum adjusted EBITDA/Debt Service ratio cannot be maintained; (ii) reducing the Leverage Ratio (as defined) from 2.0 to 1.75, and allowing us to net unrestricted cash in excess of $35,000 against outstanding debt in determining total liabilities; and (iii) amending our covenant regarding speculative homes and models whereby if we maintain a Leverage Ratio (as defined) of 1.0 or less, we have no financial covenant as to the number of speculative homes and models we can maintain; however, if our Leverage Ratio exceeds 1.0, the number of speculative homes and models cannot exceed 35% of unit closings for the trailing twelve month period; and

•	an increased pricing of the facility as follows: (i) the LIBOR Margin is increased from a range of 1.75% to 2.25% to a range of 2.0% to 2.75%, and depending on our EBITDA/Debt Service ratio, our rate on outstanding borrowings could be increased up to an additional 50 basis points; (ii) our fee for outstanding letters of credit increased from 1% to 50 basis points below our LIBOR Margin; and (iii) our unused fee changed from 25 basis points to a range of 25 basis points to 50 basis points, depending on our usage.
     In accordance with EITF 98-14: Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements, the reduction in the amount of the borrowing capacity from $125,000 to $100,000 required us to write-off approximately $85 of deferred finance costs during the first quarter of 2008. In connection with the Amended Unsecured Credit Facility, we incurred and capitalized fees of $655. These fees along with unamortized deferred finance costs will be amortized through the maturity date of September 20, 2010.
     The Amended Unsecured Credit Facility includes a $50,000 sublimit for the issuance of standby letters of credit. The maturity date of the Amended Unsecured Credit Facility remained unchanged, as September 20, 2010. As of December 31, 2008, we had borrowings of $56,000 outstanding under the Amended Unsecured Credit Facility and had letters of credit totaling $18,708 of which $17,226 were financial/maintenance letters of credit and $1,482 was a performance letter of credit. Under the Amended Unsecured Credit Facility, performance letters of credit do not count against our availability for borrowing.
     On November 7, 2008, Franklin Bank SSB, one of the participating financial institutions in the Amended Unsecured Credit Facility, was closed by the Texas Department of Savings and Mortgage Lending and the Federal Deposit Insurance Corporation (FDIC) was named receiver. Franklin Bank is a 20% participant in the Amended Unsecured Credit Facility. During December 2008, we requested funding from Franklin Bank which we did not receive. Therefore, it is our assumption that Franklin Bank will no longer participate in our Amended Unsecured Credit Facility, and our availability is $6,774 as of December 31, 2008. Our borrowing rate under the Amended Unsecured Credit Facility was 2.94% as of December 31, 2008.
     Under the terms of the Amended Unsecured Credit Facility, we are required, among other things, to maintain a Minimum Tangible Net Worth (as defined) and certain financial covenant ratios. The Minimum Tangible Net Worth is increased by 25% of positive net income for the most recently ended fiscal quarter and 75% of the aggregate proceeds from any equity offerings during the most recently ended fiscal quarter. There is no decrease when we have net losses. As of December 31, 2008, our Minimum Tangible Net Worth requirement was $259,220.
     Financial covenant ratios required under the Amended Unsecured Credit Facility consist of maintaining at the end of each fiscal quarter a Leverage Ratio (as defined) of not more than 1.75 to 1, 1.50 to 1, 1.25 to 1, or 1.00 to 1; an Adjusted EBITDA/Debt Service Ratio (as defined) that is equal to or greater than 2.00 to 1; and a Notes Coverage Ratio (as defined) that is greater than or equal to 2.00 to 1.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
LIQUIDITY AND CAPITAL RESOURCES — continued
     If we do not meet the minimum required Adjusted EBITDA/Debt Service Ratio, we can alternatively comply by maintaining a reduced maximum Leverage Ratio and a minimum ACFFO (Adjusted Cash Flow from Operations, as defined) Ratio or Liquidity (as defined) requirement. The AFFCO Ratio requirement is greater than or equal to 1.50 to 1. If we do not meet the minimum required Adjusted EBITDA/Debt Service Ratio and ACFFO Ratio requirement, we can alternatively comply with a minimum Liquidity requirement of $50,000 (of which $25,000 is cash) when the EBITDA/Debt Service Ratio is greater than or equal to 1.00 to 1 and the Leverage Ratio is less than or equal to 1.25 to 1 or we can alternatively comply with a minimum Liquidity requirement of $75,000 (of which $35,000 is cash) when the EBITDA/Debt Service Ratio is less than 1.00 to 1 and the Leverage Ratio is less than or equal to 1.00 to 1.
     The Amended Unsecured Credit Facility also contains limitations on investments relating to real estate related joint ventures; and restrictions on raw land, land under development and developed lots. Investments relating to real estate related joint ventures cannot exceed 25% of Tangible Net Worth (as defined). The net book value of raw land, land under development and developed lots cannot exceed 150% of Tangible Net Worth.
     As of December 31, 2008, we were in compliance with the covenants of the Amended Unsecured Credit Facility.
     The following summarizes certain financial covenant thresholds and our results pursuant to the Amended Unsecured Credit Facility as of December 31, 2008:

	Covenant
Financial Covenant	Requirement		Actual
Minimum Tangible Net Worth	$259,220		$429,511
Leverage Ratio (a)	Less than or equal to 1.00		0.16
EBITDA/Debt Service Ratio	(b	)	(b	)
AFFCO Ratio	(b	)	(b	)
Liquidity/Cash Requirements	$75,000/$35,000		$182,170/$175,396
Notes Coverage Ratio	Greater than or equal to 2.00		3.8
Investments in real estate related joint ventures (as a percent of Tangible Net Worth)	Less than or equal to 25%		1.4%
Book value of raw land, land under development and developed lots (as a percent of Tangible Net Worth)	Less than or equal to 150%		58%

(a)	The Leverage Ratio requirement varies based on our Adjusted EBITDA/Debt Service Ratio. If our Adjusted EBITDA/Debt Service Ratio is greater than or equal to 2.00 to 1, the Leverage Ratio requirement is less than or equal to 1.75 to 1. If our Adjusted EBITDA/Debt Service Ratio is greater than or equal to 1.50 to 1, the Leverage Ratio requirement is less than or equal to 1.50 to 1. If our Adjusted EBITDA/Debt Service Ratio is greater than or equal to 1.00 to 1, the Leverage Ratio requirement is less than or equal to 1.25 to 1. If our Adjusted EBITDA/Debt Service Ratio is less than 1.00 to 1, the Leverage Ratio requirement is less than or equal to 1.00 to 1.

(b)	Our Adjusted EBITDA/Debt Service Ratio of negative 8.2 was less than 1.00 to 1 as of December 31, 2008. Our AFFCO Ratio of negative 3.2 was less than 1.50 to 1 as of December 31, 2008. We are required to maintain Liquidity of $75,000 of which $35,000 is cash and cash equivalents.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
LIQUIDITY AND CAPITAL RESOURCES — continued
     Performance bonds, issued by third party entities, are used primarily to guarantee our performance to construct improvements in our various communities. As of December 31, 2008, we had outstanding performance bonds of approximately $7,915. We do not believe that it is likely any of these outstanding performance bonds will be drawn upon.
     In conjunction with the acquisition of developed land in Florida in September 2005 and September 2004, we assumed approximately $5,900 of Community Development District term bond obligations due 2010. These term bonds are secured by the land and bear an interest rate of 5.50%. As of December 31, 2008, we had $111 outstanding under these obligations.
     During the year ended December 31, 2008, we repurchased $35,920 principal amount of the 4.50% Notes for approximately $28,112 including accrued interest under authorizations by the Board of Directors to make purchases of common stock and/or the 4.50% Notes from time to time, in the open market, through privately negotiated transactions or otherwise, depending on market and business conditions and other factors. As of December 31, 2008, the remaining authorization is $30,000.
     At our communities of Solivita and Solivita West, tax-exempt bond financing is utilized to fund and manage portions of public infrastructure consisting primarily of stormwater management facilities, drainage works, irrigation facilities, and water and wastewater utilities. The bonds were issued by the Poinciana Community Development District and Poinciana West Community Development District (the “CDDs”), independent special-purpose units of county government, established and operating in accordance with Chapter 190 of the Florida Statutes. The bonds are serviced by non-ad valorem special assessments levied on certain developable and developed property within Solivita and Solivita West, and the assessments constitute a liability against the developable and developed property and are intended to secure the CDDs’ ability to meet bond servicing obligations. In accordance with EITF 91-10, “Accounting for Special Assessments and Tax Increment Financing”, we record and pay the assessments on parcels owned by Avatar when such assessments are fixed and determinable. The assessments are not a liability of Avatar or any other landowner within the CDDs but are obligations secured by the land. For the developable and developed parcels Avatar owns within the CDDs, Avatar pays the assessments until such parcels are sold. After a sale by Avatar, Avatar no longer pays the assessments on the parcel sold and any future assessments become the responsibility of the new owner and its successors in title until the bonds are paid in full.
     In December 2006, we entered into agreements with Osceola County, Florida and Polk County, Florida for us to develop and construct at our cost a 9.66 mile four-lane road in Osceola and Polk Counties, to be known as the Poinciana Parkway (the “Poinciana Parkway”). The Poinciana Parkway is to include a 4.15 mile segment to be operated as a private toll road. Except for the toll road, the Poinciana Parkway will be owned, maintained and operated by the Counties upon completion. We have acquired right-of-way and federal and state environmental permits necessary to construct the Poinciana Parkway. In July 2008 and August 2008, we entered into amended and restated agreements with Osceola County and Polk County, pursuant to which construction is to be commenced by February 14, 2011. Construction is to be completed by December 31, 2011 subject to extension for Force Majeure. We have notified the Counties that the completion date has been extended to August 31, 2012 due to Force Majeure related to the economic downturn. We advised the Counties that the current economic downturn has resulted in our inability to: (i) conclude negotiations with potential investors; or (ii) obtain financing for the construction of the Poinciana Parkway.
     Our estimate of the right-of-way acquisition, development and construction costs for the Poinciana Parkway approximates $175,000 to $200,000. However, no assurance of the ultimate costs can be given at this stage. During the year ended December 31, 2008, we expended approximately $13,700. As of December 31, 2008, approximately $45,500 has been expended.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
LIQUIDITY AND CAPITAL RESOURCES — continued
     We reviewed the recoverability of the carrying value of the Poinciana Parkway as of September 30, 2008 and December 31, 2008 in accordance with SFAS No. 144. Based on our review, we determined the estimated future undiscounted cash flows of the Poinciana Parkway were less than its carrying value.
     Therefore, we have reduced the carrying value of the Poinciana Parkway as of December 31, 2008 to the estimated fair value of $15,310 (before retrospective application of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in Exhibit 99.3.) and recognized an impairment loss of $30,228 for 2008 of which $3,000 occurred during the fourth quarter of 2008.
     Assuming that no additional significant adverse changes in our business or credit markets occur, we anticipate the aggregate cash on hand, cash flow generated through homebuilding and related operations, and sales of commercial and industrial and other land, will provide sufficient liquidity to fund our business for 2009. (See “Results of Operations — Fiscal Year 2009 Outlook.”)
OFF-BALANCE SHEET ARRANGEMENTS
     In general, our operations do not rely on transactions categorized as off-balance sheet arrangements. However, from time to time we do enter into certain transactions which would be deemed as off-balance sheet arrangements.
     We participate in entities with equity interests ranging from 20% to 50% for the purpose of acquiring and/or developing land in which we do not have a controlling interest. Our investments in these entities may create VIEs, depending on the contractual terms of the arrangement. We analyze these entities in accordance with FIN 46(R) when they are entered into or upon a reconsideration event. For entities determined to be VIEs, Avatar is not the primary beneficiary. All of such entities in which we had an equity interest at December 31, 2008 and 2007 are accounted for under the equity method.
     Avatar shares in the profits and losses of these unconsolidated entities generally in accordance with its ownership interests. Avatar and its equity partners make initial or ongoing capital contributions to these unconsolidated entities on a pro rata basis. The obligation to make capital contributions is governed by each unconsolidated entity’s respective operating agreement.
     As of December 31, 2008, these unconsolidated entities were financed by partner equity and do not have third-party debt. In addition, we have not provided any guarantees to these entities or our equity partners.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
DISCLOSURE OF CONTRACTUAL OBLIGATIONS
     The following table reflects contractual obligations as of December 31, 2008:

	Payments due by period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
Contractual Obligations (1)

Long-Term Debt Obligations	$134,991	$—	$56,111	$—	$78,880	(2)
Interest Obligations on Long-Term Debt	$57,034	$5,202	$8,339	$7,110	$36,383
Capital Lease Obligations (includes interest)	$41	$41	$—	$—	$—
Operating Lease Obligations	$3,077	$1,367	$1,538	$172	$—
Purchase Obligations — Residential	$4,932	$4,932	$—	$—	$—
Development Compensation Obligations	$11,049	$5,885	$5,164	$—	$—
Other Long-Term Liabilities Reflected on the Balance Sheet under GAAP	$20,468	$1,000	$2,000	$2,000	$15,468

(1)	Excluded from this table are future costs related to the Poinciana Parkway (described above) since timing and amount of future costs are currently estimated.

(2)	Holders may require us to repurchase the 4.50% Notes for cash on April 1, 2011, April 1, 2014 and April 1, 2019; or in certain circumstances involving a designated event, as defined in the indenture for the 4.50% Notes.
     Long-term debt obligations represent:
•	$111 community development district obligations associated with Sterling Hill in Hernando County, Florida, payable by 2010

•	$78,880 principal amount outstanding under the 4.50% Convertible Senior Notes due 2024; however, holders may require us to repurchase the 4.50% Notes for cash on April 1, 2011, April 1, 2014 and April 1, 2019, or in certain circumstances involving a designated event, as defined in the indenture for the 4.50% Notes

•	$56,000 outstanding under the Amended Unsecured Credit Facility due 2010
     Purchase obligations (residential development) represent purchase commitments of $4,932 as of December 31, 2008 for land development and construction expenditures, substantially for homebuilding operations which relate to contracts for services, materials and supplies, which obligations generally relate to corresponding contracts for sales of homes. Compensation obligations represent compensation to executives pursuant to employment contracts.
     Other long-term contractual obligations represent the estimated cost-to-complete of certain utilities improvements in areas within Poinciana and Rio Rico where homesites have been sold.
EFFECTS OF INFLATION AND ECONOMIC CONDITIONS
     Our operations have been negatively affected by general economic conditions. Adverse changes in employment levels, consumer income, available financing and interest rates may continue to result in fewer sales. Other economic conditions could affect operations (see “Risk Factors”).
     The weakening of the residential real estate market has negatively impacted the homebuilding industry. During the fourth quarter of 2008, the market for homes in the geographic areas in which our developments are located was severely and negatively impacted by the dislocations in the financial markets and the collapse or near collapse of major financial institutions.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (dollars in thousands except per share data) — continued
EFFECTS OF INFLATION AND ECONOMIC CONDITIONS — continued
     Unemployment has increased significantly and consumer confidence has continued to erode. We have experienced a significant increase in the number of homes for sale or available for purchase or rent through foreclosures or otherwise. The price points at which these homes are available have put further downward pressure on our margins.
     The housing market in the geographic areas in which our developments are located continues to be compromised by an oversupply of alternatives to new homes, including rental properties and investment homes available for sale, foreclosures, and homes being sold by lenders. We have experienced a significant decline in demand for new homes in our markets, resulting in difficulty in selling new homes at a profit. We continue to manage our housing inventory levels through curtailing land development, reducing home starts and reducing selling prices to enable us to deliver completed homes.